Exhibit 107

Calculation of Fee Filing Tables

Form S-3

(Form Type)

HCW Biologics Inc.

(Exact name of Registration as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(o)

	Equity	Preferred stock, par value $0.0001 per share	457(o)

	Debt	Debt securities	457(o)

	Other	Warrants	457(o)

	Other	Subscription Rights	457(o)

	Other	Units	457(o)

	Unallocated (Universal) Shelf	—	457(o)	(1)	N/A(2)	$100,000,000	$0.0000927	$9,270

	Total Offering Amounts					$100,000,000

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$9,270

(1)

There is being registered hereunder an unspecified number of shares of (a) common stock, (b) preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the Registrant, (e) subscription rights to purchase common stock, preferred stock or debt securities of the Registrant, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an unspecified number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $100,000,000. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

The proposed maximum offering price per share and proposed maximum aggregate offering price for each type of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of Item 16 of Form S-3 under the Securities Act.